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CaroTech, LLC

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          3622 Lyckan Parkway, Suite 5008, Durham, NC 27707 USA



May 1, 1999



Mr. Glenn Keeling, President
IDT, Inc.
2275 Swallow Hill Rd., Bldg. 2500
Pittsburgh, PA  15220

Dear Glenn:

This will confirm our telephone conversation of today that the expiration date of the Intellectual Property Brokering Agreement between IDT, Inc. and CaroTech, L.L.C. dated August 1, 1998 is hereby extended for a 12-month period commencing May 1, 1999. If this is in accord with your understanding, would you so indicate by signing and returning the duplicate copies of this letter.



IDT, Inc.                          CaroTech, L.L.C.


By: Glenn Keeling /s/              By: Frederick A. Burke /s/
    -------------                      ------------------

Printed Name: Glenn Keeling        Printed Name: Frederick A. Burke

Title:  President                  Title: Secretary-Treasurer

Date:  7/2/99                      Date: 7/6/99



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                     INTELLECTUAL PROPERTY BROKERING AGREEMENT

     This Agreement is made and entered into as the lst day of August, 1998 by and between IDT, Inc., a Pennsylvania company whose address is 2275 Swallow Hill Road, Suite 2500, Pittsburgh, Pennsylvania 15220 ("IDT"), and CaroTech LLC, a North Carolina Limited Liability company whose address is 3622 Lyckan Parkway, Suite 5008, Durham, North Carolina 17707 ("CaroTech")

     IDT owns and controls technology relating to whole body hyperthermia and dialysis treatment ("IDT Technology").

     CaroTech is engaged in development and commercialization of biopharmaceuticals, medical and health care technologies. and desires to assist IDT in brokering of the IDT Technology to third parties having potential interest in commercializing the IDT Technology or in licensing of same or entering into other development relationship with IDT relating to such IDT Technology.

     Accordingly, it is agreed by and between IDT and CaroTech, as follows:

     1. IDT shall disclose to CaroTech the IDT Technology and related business and competitive information, under and subject to the terms and conditions of the mutual Non-Disclosure Agreement entered into on June 19, 1998 by and between IDT and CaroTech.

     2. CaroTech for a period of nine (9) months from the date of this Agreement shall have the right to present the IDT Technology to third parties who may have an interest in acquiring rights thereto, and/or to establish contacts between such third parties and IDT which may lead to evaluation, license or other business arrangements between IDT and such third party, relating to or involving the IDT Technology. Nothing herein shall be construed to prevent IDT from entering into agreements with other brokers with respect to the IDT Technology or from marketing the IDT Technology itself.

     3. Prior to initiating any contacts with third parties, CaroTech will identify the specific third parties to IDT in writing, so that any duplicative or extraneous effort by CaroTech may be avoided in relation to corresponding IDT efforts, and so that contacts may be established by CaroTech free of those previously initiated by IDT. IDT will immediately advise CaroTech in writing if it has had prior contact with the third parties identified by CaroTech to IDT. Subsequent to identification by CaroTech of specific third parties as

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potential investors/licensees/collaborators, IDT agrees that it will not without the prior written consent of CaroTech publicize or identify such CaroTech-identified third parties or CaroTech to others.

     4. A. If as a result of third party contacts initiated by CaroTech, the IDT Technology is developed, evaluated, utilized and/or commercialized by such third party producing revenue or value to IDT or assumption of debt of IDT, then CaroTech shall be compensated by payment to CaroTech of fifteen percent (15%) of all such revenues paid to IDT, value conferred on IDT or debt assumed by such third parties (the "Royalty"). In addition, if CaroTech shall produce value or revenue to IDT in excess of One Million Dollars in amount, then CaroTech shall receive a one-half percent equity in IDT in the form of unrestricted registered shares of the corporation. If CaroTech shall produce value or revenue to IDT in excess of Five Milllon Dollars in amount, then CaroTech shall receive a one percent equity in IDT in the form of unrestricted registered shares of the corporation. If CaroTech shall produce value or revenue to IDT in excess of Ten Million Dollars in amount, then CaroTech shall receive a one and one-half percent equity in IDT in the form of unrestricted registered shares of the corporation. If no registered shares are in existence to satisfy such obligation, then CaroTech shall have vested piggyback rights in registered shares subsequently issued by the corporation.

          B. In order to minimize the possibility of disputes between the parties concerning any Royalty to be paid to CaroTech, the parties agree that, prior to entering into any business relationship with a third party identified by CaroTech, IDT will describe such business relationship to CaroTech. The parties shall then agree on the value of the benefit to be conferred on IDT, as well as the amount and payment schedule of all Royalties, prior to IDT"s commitment to any such business relationship.

     5. IDT understands and agrees that no warranty or guarantee of results is made or extended by CaroTech in consequence of this Agreement and that CaroTech is functioning solely as a broker and independent contractor, and not as an employee or general agent of IDT in CaroTech's performance of this Agreement.

     6. In the event that CaroTech's efforts are productive of a revenue-generating or value producing relationship between IDT and a third party involving IDT and/or the IDT Technology, IDT agrees to render periodic reports, on January 15 and July 15 of each year during the term of production of such value or revenue, setting forth the value or revenue generated to IDT from such CaroTech - located third party, identifying the amount of the Royalty payable to CaroTech, and


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including such payment in current U.S. funds.  CaroTech shall have the right to audit the books and records of IDT to determine the correctness of such royalty reports.

     7. IDT shall have no obligation of withholding of taxes or any other withheld amounts, and such amounts and obligations shall be the sole responsibility of CaroTech, as to all revenues generated and payable by IDT to CaroTech hereunder.

     8. No modifications of this Agreement or waiver of any of its terms will be effective unless set forth in writing signed by the party against whom it is sought to be enforced. Failure by either party to require the other party's performance of any of the terms of this Agreement or waiver by either party of any breach of this Agreement by the other party shall not prevent subsequent enforcement of such term or be deemed a waiver of any subsequent breach thereof.

     9. No agency or partnership relationship shall be created between the parties by this Agreement.

     10. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither party shall have the right to transfer or assign its interest in this Agreement, in whole or in part, without the prior written consent of the other party.

     11. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

     12. Each party agrees to perform its obligations hereunder without charge to the other party, except as otherwise provided for herein.

     13. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of North Carolina, USA without regard to its conflict of laws provisions.

     14. If a party breaches or threatens to breach this Agreement, the parties acknowledge that there exists no adequate remedy at law, and agree that a non-defaulting party shall have the right to seek and obtain temporary and injunctive relief to restrain a violation of this Agreement without the necessity of proving irreparable injury or damage and without the posting of any bond or other surety thereon. The injunctive relief shall be cumulative and in addition to the

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right to seek and obtain other remedies, including monetary damages.
Additionally, the non-defaulting party shall be entitled to recover its costs and expenses of litigation, including attorney's fees.

     In witness of which, the parties have executed this Agreement in duplicate originals to be effective as of the date first set out above.

IDT Incorporated                   CaroTech, L.L.C.

By:__________________/s/           By:_____________________/s/
Name:Glenn Keeling                 Name: Steven J. Hultquist
Title: CEO                         Title:President
Date: 9/11/98                      Date: August 18, 1998

     Date:     01-11-96                 Date:
               el








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